Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 26, 2019, relating to the financial statements and financial highlights of Lazard Global Total Return and Income Fund, Inc. (“LGI”) and Lazard World Dividend & Income Fund, Inc. (“LOR”), appearing in each respective Annual Report on Form N-CSR of LGI and LOR for the year ended December 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Selection of Independent Registered Public Accounting Firm”, “Joint Report of the Audit Committees” and “Representations and Warranties” in the Prospectus and Combined Proxy Statement and “Financial Statements and Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

August 13, 2019